Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LDR Holding Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of LDR Holding Corporation of our report dated April 30, 2013, except as to Note 1(c), which is as of October 3, 2013, with respect to the consolidated balance sheets of LDR Holding Corporation as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ deficit and cash flows for the years then ended, which report appears in the registration statement (No. 333-190829) on Form S-1 dated October 8, 2013 of LDR Holding Corporation.

/s/ KPMG LLP

Austin, Texas

October 10, 2013